PURCHASE AGREEMENT


         This Purchase Agreement (this "Agreement"), dated as of February 25, 2002, is between Cohen & Steers Quality Income Realty Fund, Inc. (the "PURCHASER") and Vornado Realty Trust, a Maryland real estate investment trust (the "SELLER").

         WHEREAS, the PURCHASER, desires to purchase from SELLER, and SELLER desires to issue and sell to PURCHASER, 884,543 of its common shares of beneficial interest, par value $0.04 per share (the "Shares"); and

         WHEREAS, the PURCHASER intends to enter into an underwriting agreement (the "Underwriting Agreement") with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain underwriters named therein (collectively, the "Underwriters") with respect to the issue and sale by the PURCHASER and the purchase by the Underwriters of common shares of the PURCHASER in an amount as specified therein, such proceeds being sufficient to consummate the transactions contemplated by this Agreement (the "Financing").

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

         1. Purchase and Sale. Subject to the terms and conditions hereof, the PURCHASER hereby agrees to purchase from SELLER, and SELLER agrees to issue and sell to PURCHASER, the Shares at a price per share of $42.96 for an aggregate purchase price of $37,999,967.28 (the "Purchase Price").

         2. Representations and Warranties of PURCHASER. The PURCHASER represents and warrants that:

          (a) Due Authorization. The PURCHASER is duly authorized to purchase the Shares. This Agreement has been duly authorized, executed and delivered by the PURCHASER and constitutes a legal, valid and binding agreement of the PURCHASER, enforceable against the PURCHASER in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought.

          (b) Due Organization and Authority. The PURCHASER has been duly organized and is validly existing and in good standing under the laws of Maryland and has all requisite corporate or similar power and authority to own,


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     lease and operate its properties and assets and to carry on its business as currently conducted.

          (c) Prospectus and Prospectus Supplement. The PURCHASER has received a copy of SELLER's Prospectus dated February 11, 1998 and Prospectus Supplement dated February 25, 2002 (collectively, the "Prospectus").

          (d) Not a Party in Interest; Disqualified Person. With respect to SELLER, PURCHASER is not a "party in interest" as such phrase is used in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" as such phrase is used in the Internal Revenue Code of 1986, as amended ("Code").

          (e) Not a Prohibited Transaction. The purchase of the Shares from SELLER will not give rise to a nonexempt "prohibited transaction" under ERISA or the Code.

         3. Representations and Warranties of SELLER. SELLER represents and warrants that:

          (a) Due Authorization. This Agreement has been duly authorized, executed and delivered by SELLER and constitutes a legal, valid and binding agreement of SELLER, enforceable against SELLER in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought.

          (b) Organization and Authority. SELLER has been duly organized and is validly existing in good standing under the laws of the State of Maryland, with full trust power and authority to own or lease and occupy its properties and conduct its business as described in the Prospectus.

          (c) Issuance of the Shares. The Shares have been duly and validly authorized and, when issued and delivered pursuant to this Agreement, will be fully paid and nonassessable and will be listed, subject to notice of issuance, on the New York Stock Exchange effective as of the Closing (as defined in Paragraph 5 of this Agreement).

          (d) Absence of Conflicts. Except as would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of SELLER and its subsidiaries taken as a whole, the execution, delivery and performance of this Agreement and the consummation of


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

     transactions contemplated herein do not and will not result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the SELLER.

         4. Conditions to Obligations of the Parties. The obligations of the parties hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Time of the following conditions:

          (a) each of the representations and warranties of the parties hereto shall be true and correct in all material respects; and

          (b) the PURCHASER shall have received the proceeds of the Financing on terms that are consistent with the Underwriting Agreement.

         5. Closing. The transactions contemplated hereby shall be consummated on the day that Cohen & Steers Quality Income Realty Fund, Inc. receives payment for the issuance of securities pursuant to the Underwriting Agreement, or such other time as shall be agreed upon by the PURCHASER and the SELLER (such time and date of payment and delivery being herein called the "Closing"). At the Closing, SELLER shall cause its transfer agent to deposit the Shares with the Depositary Trust Company, which shall deliver the Shares to a custodian on behalf of the PURCHASER. Upon such delivery, the PURCHASER shall wire transfer to an account designated by SELLER immediately available funds in the amount of the Purchase Price for the Shares.

         6. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York.

         7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing that is executed by each of the parties hereto.

         8. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.


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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                    SELLER



                    By:
                        /s/ STEVEN ROTH
                       --------------------------
                       Name:  Steven Roth
                       Title: Chief Executive Officer


                    COHEN & STEERS QUALITY INCOME REALTY FUND, INC.



                    By:
                        /s/ ROBERT STEERS
                       --------------------------
                       Name:  Robert Steers
                       Title: Chairman